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                                                                 Exhibit (a)(11)

                       [Letterhead of NMT Medical, Inc.]

                                 April 6, 2001

Dear Employees:

     Attached you will find the Option to Exchange documentation modified to
reflect comments received from the SEC.   The material terms of the option
exchange program have not been altered by these revisions. However, we advise you to read these materials carefully, particularly the sections discussing NMT's Board recommendation relating to the offer, the status of NMT's Nasdaq National Market listing and certain risk factors relating to NMT.

     You will note that we have enclosed a revised Election Form and revised Notices of Change. If you have already submitted any of these forms to us, you need not do anything. However, if you have not yet submitted a form or wish to change your previously made election, please use the enclosed forms and note that the deadline for responding is now midnight, Boston, Massachusetts Time, on April 23, 2001.

     If you have any questions about the offer, please contact Philip A. Hoffstein, of NMT, at (617) 737-0930.

Sincerely,

/s/ Richard E. Davis

Richard E. Davis
Vice President and Chief Financial Officer

Enclosures